Exhibit 10.3

BOARD OF DIRECTORS

RESTRICTED STOCK UNIT AWARD

New Director

The Board of Directors of United Technologies Corporation has approved a program pursuant to which each Non-Employee Director of the Company will receive a non-recurring award of deferred restricted stock units having a grant date value of $100,000, based on the closing price of UTC common stock on the date of election to the Board (the “Units”). This award is intended to promote a closer identity of interests between such Directors and shareowners generally by providing such Directors with an equity-based interest in the Company’s future performance.

The Units are subject to a restriction on transferability and may not be sold, assigned, pledged or transferred while such restriction remains in effect. However, you are the owner of such Units on the records of the Company. Your Unit balance will be credited with additional Units equivalent in value to the dividend paid on the corresponding number of shares of UTC Common Stock. The dividend equivalent Units will vest immediately but will otherwise be subject to the same transfer restrictions applicable to the initial Units.

The Units will vest in increments of 20 percent per year. The effective date of the grant of your Units is (add date). The first 20 percent will vest on the date of UTC’s next Annual Shareowner Meeting. An additional 20 percent will vest on the date of the Corporation’s Annual Meeting each succeeding year while you continue on the Board. At the time you retire or resign from the Board, your vested Units will be payable in cash in a lump sum unless you make an irrevocable election at least one year prior to your retirement from the Board to have your vested Units paid in the same number of installments as your Stock Units will be paid under the UTC Board of Director’s Deferred Stock Unit Plan. Any Units not vested as of such date will be forfeited without payment of any compensation to you. However, in the event of a “change of control” or a “restructuring event” as defined by the United Technologies Corporation Long Term Incentive Plan, or upon your death or your resignation from the Board due to disability, or if you retire or resign to accept full-time employment in public or charitable service, all Units that have not previously vested will immediately vest and be payable in cash. Please note, however, that the restriction on transferability continues in effect on vested Units while you remain a Director of UTC. Accordingly, by your acceptance of the Units, you agree that your vested Units will not be transferred by you prior to your retirement or resignation as a Director of UTC.

Recognition of Ordinary Income Under U.S. Tax Law

For federal income tax purposes, you will be required to include in your income the amount of any cash, or if you elect to receive shares, the then-current value of any shares of UTC Common Stock distributed or made available to you following your departure from the Board. Additional Units credited as a result of dividend payments are likewise not included in your income until they are distributed to you.

Recognition of Capital Gain/Loss Upon Disposition of UTC Stock Under U.S. Tax Law

If your Units are paid to you in shares of UTC Common Stock and you subsequently dispose of those shares, you generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and your “basis” in the shares. In general, your basis in the shares will equal the amount of the ordinary income you recognize upon your receipt of the shares. The income tax treatment of any capital gain or loss realized on the disposition of the shares will depend on how long you hold the shares before you dispose of them.

The foregoing is only a brief summary of the federal income tax consequences of the Units. You are urged to consult your tax advisor for advice regarding your individual circumstances.